The Prudential Series Fund, Inc.
For the period ended June 30, 2005
File number 811-03623


SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

	Joint Meetings of Shareholders of The Prudential
Series Fund, Inc ? SP Technology
Portfolio, SP AIM Aggressive Growth Portfolio, and SP MFS
Capital Opportunities Portfolio
were held on April 19, 2005.

At this meeting the shareholders of the above-referenced
Portfolios approved the
following resolutions:

Proposal to approve a plan of reorganization on behalf of SP MFS Capital Opportunities
Portfolio (?MFS Capital Opportunities Portfolio?) and the Equity Portfolio (?Equity
Portfolio?) that provides for the acquisition of all of the assets of the MFS Capital
Opportunities Portfolio in exchange for shares of the Equity Portfolio, the distribution of such shares to the shareholders of the MFS Capital Opportunities Portfolio, and the liquidation and dissolution of the MFS Capital Opportunities Portfolio.

The voting was as follows:

Affirmative:	3, 429,711.784
Against:	254,168.866
Abstain:	254,725.108


Proposal to approve a plan of reorganization on behalf of SP AIM Aggressive Growth
Portfolio (?AIM Aggressive Growth Portfolio?) and the SP
Mid Cap Growth Portfolio (?Mid
Cap Growth Portfolio?) that provides for the acquisition of all of the assets of the AIM
Aggressive Growth Portfolio in exchange for shares of the Mid Cap Growth Portfolio, the distribution of such shares to the shareholders of the AIM
Aggressive Growth Portfolio,
and the liquidation and dissolution of the AIM Aggressive
Growth Portfolio.

The voting was as follows:

Affirmative:	4,209,684.036
Against:	68,630.469
Abstain:	151,316.260



Proposal to approve a plan of reorganization on behalf of SP Technology Portfolio
(?Technology Portfolio?) and the U.S. Emerging Growth
Portfolio (?Emerging Growth
Portfolio?) that provides for the acquisition of all of the assets of the Technology
Portfolio in exchange for shares of the Emerging Growth Portfolio, the distribution of such shares to the shareholders of the Technology Portfolio, and the liquidation and dissolution of the Technology Portfolio.

The voting was as follows:

Affirmative:	1,137,539.123
Against:	12,897.241
Abstain:	49,770.306